Exhibit 5.11

CONSENT OF DAVOOD HASANLOO

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report titled “Eskay Creek Project NI 43-101 Technical Report and Feasibility Study Report British Columbia, Canada” dated September 14, 2022, which is included in, or incorporated by reference into, the Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any exhibits thereto, of Skeena Resources Limited.

/s/ Davood Hasanloo
Name: Davood Hasanloo, MASc., P.Eng.
Title: Senior Water Resources Engineer
Ausenco Sustainability Inc.
Date: September 15, 2022